Exhibit 5.1

December 9, 2013

New Media Investment Group Inc.

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentleman:

We have acted as special counsel to New Media Investment Group Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-             ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the distribution by spin-off of 25,373,120 shares (the “Company Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to shareholders of Newcastle Investment Corp.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents

New Media Investment Group Inc., p. 2

submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Company Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Duane McLaughlin
Duane McLaughlin, a Partner